Exhibit No. 99.1

295 Woodcliff Drive, Suite 202, Fairport, New York 14450

CONTACT:	Investors and Media: Felix Veksler Vice President, Investor Relations ir@monro.com

FOR IMMEDIATE RELEASE

Monro, Inc. Announces Approval of Limited-Duration Shareholder Rights Plan

FAIRPORT, N.Y. – November 10, 2025 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced that its Board of Directors (the “Board”) has unanimously voted to approve a limited duration shareholder rights plan (the “Rights Plan”). The Rights Plan has a one-year duration expiring on November 6, 2026.

The Rights Plan was approved in response to the rapid accumulation of a significant beneficial ownership of the Company totaling nearly 17% by Icahn Enterprises L.P. The adoption of the Rights Plan is intended to protect the long-term interests of Monro and all Monro shareholders and enable them to realize the full potential value of their investment in the Company. The Rights Plan is designed to reduce the likelihood that any entity, person or group would gain control of Monro through the open-market or other accumulation of the Company’s shares without appropriately compensating all Monro shareholders for control.

The Rights Plan is not intended to prevent or interfere with any attempt to purchase the entire company. It is also not intended to prevent or interfere with any action with respect to Monro that the Board determines to be in the best interests of the Company and its shareholders. Instead, it will position the Board to fulfill its fiduciary duties on behalf of all shareholders by ensuring that the Board has sufficient time to make informed judgments about any attempts to control or significantly influence Monro. The Rights Plan will encourage anyone seeking to gain a significant interest in Monro to negotiate directly with the Board prior to attempting to control or significantly influence the Company.

The Rights Plan contains elements similar to those adopted by other publicly traded companies. Pursuant to the Rights Plan, Monro will issue one right for each common share outstanding as of the close of business on November 24, 2025. The rights generally would become exercisable only if an entity, person or group acquires beneficial ownership of 17.5% or more of Monro’s outstanding shares.

In that situation, each holder of a right (other than the acquiring entity, person or group) will have the right to purchase, upon payment of the then-current exercise price, a number of shares of Company common stock having a market value of twice the exercise price of the right. In addition, at any time after an entity, person or group acquires 17.5% or more of the Company’s common shares, the Company’s Board of Directors may exchange one share of the Company’s common stock for each outstanding right (other than rights owned by such entity, person or group, which would have become void).

Further details about the Rights Plan will be contained in a Form 8-K to be filed by the Company with the Securities and Exchange Commission.

About Monro, Inc.

Monro, Inc. (NASDAQ: MNRO) is one of the nation’s leading automotive service and tire providers, delivering best-in-class auto care to communities across the country, from oil changes, tires and parts installation, to the most complex vehicle repairs. With a focus on sustainable growth, the Company generated approximately $1.2 billion in sales in fiscal 2025. Monro brings customers the professionalism and high-quality service they expect from a national retailer, with the convenience and trust of a neighborhood garage. Monro’s highly trained teammates and certified technicians bring together hands-on experience and state-of-the-art technology to diagnose and address automotive needs every day to get customers back on the road safely. For more information, please visit corporate.monro.com.

Cautionary Note Regarding Forward-Looking Statements

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “continue,” “expect,” “may,” “believe,” “focus,” “will,” “plan,” and other similar words or phrases. Forward-looking statements including, without limitation, statements relating to the effects and intended benefits of the Rights Plan, are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to uncertainty related to the financial and operational impact of the operational improvement plan, product demand, advances in automotive technologies including adoption of electric vehicle technology, our dependence on third parties for certain inventory, dependence on and competition within the primary markets in which the Company’s stores are located, the effect of general business or economic and geopolitical conditions on the Company’s business, including consumer spending levels, inflation, and unemployment, seasonality, our ability to generate sufficient cash flows from operations and service our debt obligations and comply with the terms of our credit agreement, changes in the U.S. trade environment, including the impact of tariffs on products imported from China and other countries, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, the impact of weather trends and natural disasters, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to protection of customer and employee personal data, risks relating to litigation, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended March 29, 2025. Except as required by law, the Company does not undertake and specifically disclaims any obligation to update any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Source: Monro, Inc.

MNRO-Corp

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